Exhibit 3.1

Dominion Resources, Inc.

Articles of Incorporation

As amended and restated

Effective August 9, 1999

Article I.	Name

The name of the Corporation is Dominion Resources, Inc.

Article II.	Purpose

The purpose for which the Corporation is organized is to transact any and all lawful business, not required to be specifically stated in the Articles of Incorporation, for which corporations may be incorporated under the Virginia Stock Corporation Act.

Article III.	Stock

Division A — Common Stock

The Corporation shall have authority to issue 500,000,000 shares of Common Stock without par value.

Dividends may be paid upon the Common Stock out of any assets of the Corporation available for dividends remaining after full dividends on the outstanding Preferred Stock at the dividend rate or rates therefor, together with the full additional amount required by any participation right, with respect to all past dividend periods and the current dividend period shall have been paid or declared and set apart for payment and all mandatory sinking fund payments that shall have become due in respect of any series of the Preferred Stock shall have been made.

In the event of any liquidation, dissolution or winding up of the Corporation the Board of Directors may, after satisfaction of the rights of the holders of all shares of preferred Stock, or the deposit in trust of money adequate for such satisfaction, distribute in kind to the holders of the Common Stock all then remaining assets of the Corporation or may sell, transfer or otherwise dispose of all or any of such remaining assets of the Corporation and receive payment therefor wholly or partly in cash and/or in stock and/or in obligations and may sell all or any part of the consideration received therefor and distribute all or the balance thereof in kind to the holders of the Common Stock.

The holders of the Common Stock shall, to the exclusion of the holders of the Preferred Stock, have the sole and full power to vote for the election of directors and for all other purposes without limitation except only as otherwise recited or provided in the provisions of these Articles of Incorporation applicable to the Preferred Stock.

Subject to the provisions of these Articles of Incorporation applicable to the Preferred Stock, the Corporation may from time to time purchase or otherwise acquire for a consideration or redeem (if permitted by the terms thereof) share of Common Stock or shares of any other class of stock hereafter created ranking junior to the Preferred Stock in respect of dividends or assets and any shares so purchased or acquired may be held or disposed of by the Corporation from time to time for its corporate purposes or may be retired as provided by law.

Division B — Preferred Stock

The Corporation shall have authority to issue 20,000,000 shares of Preferred Stock.

The Board of Directors is hereby empowered to cause any class of the Preferred Stock of the Corporation to be issued in series with such of the variations permitted by clauses (a)-(k) below, as shall be determined by the Board of Directors.

The shares of Preferred Stock of different classes or series may vary as to:

(a)	the designation of such class or series, the number of shares to constitute such class or series and the stated value thereof;

(b)	whether the shares of such class or series shall have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights, which (i) may be general or limited, and (ii) may permit more that one vote per share;

(c)	the rate or rates (which may be fixed or variable) at which dividends, if any, are payable on such class or series, whether any such dividends shall be cumulative, and, if so, from what dates, the conditions and dates upon which such dividends shall be payable, the preference or relation which such dividends shall bear to the dividends payable on any shares of stock of any other class or any other series of such class;

(d)	whether the shares of such class or series shall be subject to redemption by the Corporation, and, if so, the times, prices and other conditions of such redemption;

(e)	the amount or amounts payable upon shares of such class or series upon, and the rights of the holders of such class or series in, the voluntary or involuntary liquidation, dissolution or winding up, or upon any distribution of the assets, of the Corporation;

(f)	whether the shares of such class or series shall be subject to the operation of a retirement or sinking fund and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of such series for retirement or other corporate purposes and the terms and provisions relative to the operation thereof;

(g)	whether the shares of such series shall be convertible into, or exchangeable for, shares of stock of any class or any other series of such class or any other securities (including common stock) and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of conversion or exchange;

(h)	the limitations and restrictions, if any, to be effective while any shares of such class or series are outstanding upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition by the Corporation of, the Common Stock or shares of stock of any other class or any other series of such class;

(i)	the conditions or restrictions, if any, upon the creation of indebtedness of the Corporation or upon the issue of any additional stock, including additional shares of such class or series or of any other series of such class or of any other class;

(j)	the ranking (be it pari passu, junior or senior) of each class or series as to the payment of dividends, the distribution of assets and all other matters; and

(k)	any other powers, preferences and relative, participating, optional and other special rights, and any qualifications, limitations and restrictions thereof, insofar they are not inconsistent with the provisions of these Articles of Incorporation, to the full extent permitted in accordance with the laws of the Commonwealth of Virginia.

In the event of any liquidation, dissolution or winding up of the Corporation, after there shall have been paid to or set aside for the holders of the

Preferred Stock the full preferential amounts to which they are respectively entitled under the provisions of these Articles of Incorporation applicable to the Preferred Stock, the holders of the Preferred Stock shall have no claim to any of the remaining assets of the Corporation.

The powers, preferences and relative, participating, optional and other special rights of each class or series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other classes and series at any time outstanding. All shares of Preferred Stock of each series shall be equal in all respects.

Division C — General Provisions

The number of authorized shares of capital stock of the Corporation, or the amount of capital represented thereby, may be increased or decreased in the manner and subject to the conditions and limitations prescribed by the laws of the Commonwealth of Virginia, as they now and may hereafter exist, and subject to the provisions hereinafter contained.

Any and all shares of Preferred Stock and Common Stock of the Corporation, at the time authorized but not issued and outstanding may be issued and disposed of by the Board of Directors of the Corporation in any lawful manner, consistently, in the case of shares of Preferred Stock, with the requirements set forth in the provisions of these Articles of Incorporation applicable to the Preferred Stock, at any time and from time to time, for such considerations as may be fixed by the Board of Directors of the Corporation.

The Board of Directors shall have authority from time to time to set apart out of any assets of the Corporation otherwise available for dividends a reserve or reserves as working capital or for any other proper purpose or purposes, and to reduce, abolish or add to any such reserve or reserves from time to time as said board may deem to be in the interests of the Corporation; and said board shall likewise have power to determine in its discretion what part of the assets of the Corporation available for dividends in excess of such reserve or reserves shall be declared as dividends and paid to the stockholders of the Corporation.

No stockholder shall have any pre-emptive right to acquire unissued shares of the Corporation or to acquire any securities convertible into or exchangeable for such shares or to acquire any options, warrants or rights to purchase such shares.

Each holder of record of outstanding shares of stock entitled to vote at any meeting of stockholders shall, as to all matters in respect of which such stock has voting power, be entitled to one vote for each share of such stock held by him, as shown by the stock books of the Corporation, and may cast such vote in person or by proxy. Except as herein expressly provided, or mandatorily provided by the laws of the Commonwealth of Virginia, a quorum at any meeting shall consist of a majority of the shares outstanding, and a plurality vote of such quorum shall govern.

The Board of Directors of the Corporation may, by resolution, determine that only a part of the consideration which it is to receive for any shares of stock which it shall issue shall be capital and that the balance of such consideration (not greater, however, that the excess of such consideration over the par value, if any, of such shares) shall be capital surplus of the Corporation.

Article IV.	Offices

The principal office of the Corporation in the Commonwealth of Virginia is to be located in the City of Richmond.

Article V.	Directors and Officers

The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors consisting of not less than ten nor more than seventeen Directors, the exact number of Directors to be determined from time to time by resolution adopted by the affirmative vote of a majority of the Directors then in office or at least two-thirds of the shares entitled to vote at a meeting of Stockholders. Each Director shall hold office until the next annual meeting and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. No decrease in the number of directors shall shorten the term of any incumbent Director.

Notwithstanding, the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect Directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such Directorships shall be governed by the terms of these Articles of Incorporation applicable thereto, and such

Directors so elected shall not be divided into classes pursuant to this Article V unless expressly provided by such terms.

If the office of any Director shall become vacant, the Directors at the time in office, whether or not a quorum, may, by majority vote of the Directors then in office, choose a successor who shall hold office until the next annual meeting of stockholders. Vacancies resulting from the increase in the number of Directors shall be filled in the same manner.

Directors of the Corporation may be removed by stockholders of the Corporation only for cause and with the affirmative vote of at least two-thirds of the outstanding shares entitled to vote.

Advance notice of stockholder nominations for the election of Directors shall be given in the manner provided in the Bylaws of the Corporation.

Notwithstanding any other provision of the Articles of Incorporation or the Bylaws, the affirmative vote of at least two-thirds of the outstanding shares entitled to vote shall be required to amend, alter, change or repeal, or to adopt any provision inconsistent with the purpose and intent of, this Article V or Articles IV and IX of the Bylaws.

Article VI.	Limit on Liability and Indemnification

1.	To the full extent that the Virginia Stock Corporation Act, as it exists on the date hereof or may hereafter be amended, permits the limitation or elimination of the liability of directors or officers, a Director or officer of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages.

2.	To the full extent permitted and in the manner prescribed by the Virginia Stock Corporation Act and any other applicable law, the Corporation shall indemnify a Director or officer of the Corporation who is or was a party to any proceeding by reason of the fact that he is or was such a Director or officer or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The Board of Directors is hereby empowered, by majority vote of a quorum or disinterested Directors, to contract in advance to indemnify any Director or officer.

3.	The Board of Directors is hereby empowered, by majority vote of a quorum of disinterested Directors, to cause the Corporation to indemnify or contract in advance to indemnify any person not specified in Section 2 of this Article who was or is a party to any proceeding, by reason of the fact that he is or was an employee or agent of the Corporation, or is or was serving at the request of the Corporation as director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, to the same extent as if such person were specified as one to whom indemnification is granted in Section 2.

4.	The Corporation my purchase and maintain insurance to indemnify it against the whole or any portion of the liability assumed by it in accordance with this Article an may also procure insurance, in such amounts as the Board of Directors may determine, on behalf of any person who is or was a Director, officer, employee or agent of the Corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability asserted against or incurred by any such person in any such capacity or arising from his status as such, whether or not the Corporation would have power to indemnify him against such liability under the provisions of this Article.

5.	In the event there has been a change in the composition of a majority of the Board of Directors after the date of the alleged act or omission with respect to which indemnification is claimed, any determination as to indemnification and advancement of expenses with respect to any claim for indemnification made pursuant to Section 2 of this Article VI shall be made by special legal counsel agreed upon by the Board of Directors and the proposed indemnitee. If the Board of Directors and the proposed indemnitee are unable to agree upon such special legal counsel, the Board of Directors and the proposed indemnitee each shall select a nominee, and the nominees shall select such special legal counsel.

6.	The provisions of this Article VI shall be applicable to all actions, claims, suits or proceedings commenced after the adoption hereof, whether arising from any action taken or failure to act before or after such adoption. no amendment, modification or repeal of this Article shall diminish the rights provided hereby or diminish the right to indemnification with respect to any claim, issue or matter in any then pending or subsequent proceeding that is based in any material respect on any alleged action or failure to act prior to such amendment, modification or repeal.

7.	Reference herein to Directors, officers, employees or agents shall include former Directors, officers, employees and agents and their respective heirs, executors and administrators.

ARTICLES OF AMENDMENT

ESTABLISHING

SERIES A PREFERRED STOCK

OF DOMINION RESOURCES, INC.

Article I

The name of the corporation is Dominion Resources, Inc. (the “Corporation”).

Article II

The Amended and Restated Articles of Incorporation, as amended (the “Articles”), of the Corporation hereby are amended to create a series of the Corporation’s Preferred Stock pursuant to Article III - Division B of the Articles which shall be designated the Series A Preferred Stock and determine the variations permitted by the Articles with respect thereto. In accordance with the provisions of the Articles, such Series A Preferred Stock shall have, in addition to the general terms and characteristics of all the authorized shares of Preferred Stock of the Corporation, the distinctive terms and characteristics set forth in Article IV of these Articles of Amendment.

Article III

The amendment determining the terms of the Series A Preferred Stock was duly adopted by the Board of Directors of the Corporation on February 16, 2001. Under the Articles no shareholder action on the amendment was required.

Article IV

The text of the amendment determining the terms of the Series A Preferred Stock appears in the following Sections 1-7 and in Appendix A hereto. It is to be inserted in between Article III—Division B and Article III—Division C of the Articles and entitled as shown below.

Division B — Series A Preferred Stock

Section 1.    Definitions. The capitalized terms used herein shall have the meanings set forth in Appendix A attached hereto or in Articles I and II above.

Section 1A.    Number. The Series A Preferred Stock comprises 665,000 shares.

Section 2.    Dividends. The holders of the Series A Preferred Stock shall not be entitled to receive any dividends (nor shall dividends commence to accrue) prior to, or with respect to any period ending prior to, the Rate Reset Date. The holders of the Series A Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors out of the assets of the Corporation legally available therefor, cumulative cash dividends from the Rate

Reset Date at the Reset Dividend Rate, and no more, payable on the dates as set forth in this Section 2. Dividends shall accrue on the Series A Preferred Stock from the Rate Reset Date. Dividends shall be payable quarterly in arrears on each January 1, April 1, July 1, and October 1 commencing on the first such date following the Rate Reset Date and on the Mandatory Conversion Date (each such date being hereinafter referred to as a “Dividend Payment Date”); provided, that if any such Dividend Payment Date is not a Business Day, then any payment with respect to such Dividend Payment Date shall be payable on the next succeeding Business Day. A dividend period shall commence on a Dividend Payment Date or the Rate Reset Date, as the case may be, and continue to the day next preceding the next succeeding Dividend Payment Date. Accumulated unpaid dividends shall not accrue interest. Dividends (or cash amounts equal to accrued and unpaid dividends) payable on the Series A Preferred Stock for any period less than or more than a full quarterly period shall be computed on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed in any period less than one month. Dividends on the Series A Preferred Stock shall accrue whether or not the Corporation has earnings, whether or not there are assets legally available for the payment of such dividends and whether or not such dividends are declared. Dividends in arrears for any past dividend periods or portions thereof may be declared and paid at any time without reference to any regular Dividend Payment Date to holders of record on such date as shall be fixed by the Board of Directors, subject to applicable law.

Section 3.    Liquidation Preference. The amount payable upon the shares of Series A Preferred Stock in the event of voluntary or involuntary dissolution, liquidation or winding up of the Corporation shall be $1,000 per share plus an amount equivalent to the unpaid and accumulated dividends thereon, if any, to the date of such voluntary or involuntary dissolution, liquidation or winding up.

Section 4.    Redemption. The Corporation shall have the right to redeem all, but not less than all, of the outstanding Series A Preferred Stock (x) at any time following a Redemption Event and prior to a Trigger Date and (y) at any time prior to a Note Trigger Event, in each case in cash at the redemption price of $1,000 per share (the “Redemption Price”). Except as set forth in the preceding sentence, the Corporation shall not have the right to redeem any or all of the Series A Preferred Stock at any other time.

Section 5.    Conversion.

(1)    Unless previously converted at the option of the holder in accordance with the provisions hereof, on the earlier to occur of (i) the third anniversary of the Rate Reset Date and (ii) the third anniversary of the Scheduled Maturity Date, or if such date is not a Business Day, the next succeeding day that is a Business Day (the “Mandatory Conversion Date”), each outstanding share of Series A Preferred Stock shall, without additional notice to holders thereof, convert automatically (the “Mandatory Conversion”) into a number of fully paid and non-assessable shares of Common Stock at the Mandatory Conversion Rate (as defined herein) in effect on the Mandatory Conversion Date. The “Mandatory Conversion Rate” is equal to the following number of shares of Common Stock per share of Series A Preferred Stock: (a) if the Mandatory Conversion Date Market Price is greater than or equal to the Threshold Appreciation Price, the quotient of (i) $1,000 divided by (ii) the Threshold Appreciation Price, (b) if the Mandatory Conversion Date Market Price is less than the Threshold Appreciation Price but is greater than the Reset Price, the quotient of $1,000 divided by the Mandatory Conversion Date Market Price and (c) if the Mandatory Conversion Date Market Price is less than or equal to the Reset Price, the quotient of $1,000 divided by the Reset Price, subject to adjustment as provided in this Section 5. “Mandatory Conversion Date Market Price” shall mean the Average Trading Price per share of Common Stock for the 20 consecutive Trading Days immediately prior to, but not including, the Mandatory Conversion Date; provided, however, that if an event occurs during such 20 consecutive Trading Days that would require an adjustment to the Mandatory Conversion Rate pursuant to Subsections 5(3) or 5(5), the Board of Directors may make such adjustments to the Average Trading Price for shares of Common Stock for such 20 Trading Day period as it reasonably deems appropriate to effectuate the intent of the adjustments in Subsections 5(3) and 5(5), in which case any such determination by the Board of Directors shall be set forth in a resolution of the Board of Directors and shall be conclusive absent manifest error.

Dividends on the Series A Preferred Stock shall cease to accrue on the day immediately preceding, and the Series A Preferred Stock shall cease to be outstanding on, the Mandatory Conversion Date. The Corporation shall make arrangements as it deems appropriate for the issuance of certificates representing Common Stock and for the payment of cash in respect of such accrued and unpaid dividends, if any, or cash in lieu of fractional shares, if any, in exchange for and contingent upon surrender of certificates representing the Series A Preferred Stock, and the Corporation may defer the payment of dividends on such Common Stock and the voting thereof until, and make such payment and voting contingent upon, the surrender of such certificates representing the Series A Preferred Stock, provided that the Corporation shall give the holders of the Series A Preferred Stock such notice of any such actions as the Corporation deems appropriate and upon such surrender such holders shall be entitled to receive such dividends declared and paid on such Common Stock subsequent to the Mandatory Conversion Date. Amounts payable in cash in respect of the Series A Preferred Stock or in respect of such Common Stock shall not bear interest.

(2)    Shares of Series A Preferred Stock shall be convertible, at the option of the holders thereof (“Optional Conversion”), at any time on or after the Rate Reset Date and before the Mandatory Conversion Date, into Common Stock at a rate equal to the number of shares of Common Stock per share of Series A Preferred Stock (the “Optional Conversion Rate”) that is equal to the quotient of (i) $1,000 divided by (ii) the Threshold Appreciation Price, subject to adjustment as set forth in this Section 5. Prior to the Rate Reset Date, the Optional Conversion Rate shall be a number of shares of Common Stock equal to the quotient of (i) $1,000 divided by (ii) the Average Trading Price of the Common Stock for the 10 consecutive Trading Days immediately preceding the Closing Date, subject to adjustment as set forth in this Section 5. Optional Conversion of shares of Series A Preferred Stock may be effected by delivering certificates evidencing such shares of Series A Preferred Stock, together with written notice of conversion and, if required by the Corporation, a proper assignment of such certificates to the Corporation or in blank (and, if applicable as provided in the following paragraph, cash payment of an amount equal to the dividends attributable to the current dividend period payable on such shares), to the office of the transfer agent for the shares of Series A Preferred Stock or to any other office or agency maintained by the Corporation for that purpose and otherwise in accordance with Optional Conversion procedures established by the Corporation. Each Optional Conversion shall be deemed to have been effected immediately before the close of business on the date on which the foregoing requirements shall have been satisfied. The Optional Conversion shall be at the Optional Conversion Rate in effect at such time and on such date.

Holders of shares of Series A Preferred Stock at the close of business on a record date for any payment of declared dividends shall be entitled to receive the dividend payable on such shares on the corresponding Dividend Payment Date or other date fixed for payment of dividends notwithstanding the Optional Conversion of such shares following such record date and on or prior to such Dividend Payment Date or other date fixed for payment of dividends. However, shares of Series A Preferred Stock surrendered for Optional Conversion after the close of business on a record date for any payment of declared dividends and before the opening of business on the next succeeding Dividend Payment Date or other date fixed for payment of dividends must be accompanied by payment in cash of an amount equal to the dividends attributable to the current dividend period payable on such shares on such next succeeding Dividend Payment Date or other date fixed for payment of dividends. Except as provided in this Subsection 5(2), upon any Optional Conversion, the Corporation shall make no payment of or allowance for unpaid dividends, whether or not in arrears, on such converted shares of Series A Preferred Stock as to which Optional Conversion has been effected or for previously declared dividends or distributions on the shares of Common Stock issued upon such Optional Conversion.

(3)    The Optional Conversion Rate shall be adjusted from time to time and the Mandatory Conversion Rate shall be adjusted from time to time after the Rate Reset Date in respect of events occurring after the Rate Reset Date, as follows:

(a)    In case the Corporation shall (i) pay a dividend on its Common Stock in other Common Stock, (ii) subdivide or split its outstanding Common Stock into a greater number of shares, (iii) combine its outstanding Common Stock into a smaller number of Common Stock, or (iv) issue by reclassification of its Common Stock any other Common Stock (including in connection with a merger in which the Corporation is a surviving corporation), then, in any such event, (1) the Mandatory Conversion Rate in effect immediately prior to such event shall be adjusted such that the Reset Price shall be adjusted by multiplying it by a fraction (which fraction and all other fractions referred to herein may be improper fractions), the numerator of which is one and the denominator of which is the number of shares of Common Stock that a holder of one share of Common Stock prior to any event described above would hold after such event (assuming the issuance of fractional shares) (the “Recapitalization Adjustment Ratio”), and (2) the Optional Conversion Rate in effect immediately prior to such event shall be adjusted by multiplying it by a fraction, the numerator of which is one and the denominator of which is the Recapitalization Adjustment Ratio. Such adjustment shall become effective immediately after the effective date of any such event (or the earlier record date in the case of any such dividend) whenever any of the events listed above shall occur.

(b)    In case the Corporation shall issue rights or warrants to all holders of its Common Stock entitling them (for a period, except in the case of Rights, expiring within 45 days after the record date for determination of the shareholders entitled to receive such rights or warrants) to subscribe for or purchase Common Stock at a price per share of Common Stock less than the current market price per share of Common Stock (as defined in Subsection 5(4)) on such record date, then in each such case the Mandatory Conversion Rate on the date of such issuance shall be adjusted such that the Reset Price shall be adjusted by multiplying it by a fraction the numerator of which shall be the sum of (x) the number of shares of Common Stock outstanding immediately prior to such issuance, plus (y) the number of additional shares of Common Stock which the aggregate offering price of the total number of shares of Common Stock so offered for subscription or purchase would purchase at the Average Trading Price for a share of Common Stock on the record date for such issuance, and the denominator of which shall be the sum of (x) the number of shares of Common Stock outstanding immediately prior to such issuance, plus (y) the number of additional shares of Common Stock offered for subscription or purchase pursuant to such rights or warrants (the “Anti-Dilution Adjustment Ratio”); and the Optional Conversion Rate in effect on the record date described below shall be adjusted by multiplying it by a fraction, the numerator of which is one and the denominator of which is the Anti-Dilution Adjustment Ratio. For purposes of this Subsection 5(3)(b), the issuance of rights or warrants to subscribe for or purchase securities exercisable for, convertible into, or exchangeable for, shares of Common Stock shall be deemed to be the issuance of rights or warrants to purchase the shares of Common Stock into which such securities are exercisable, convertible or exchangeable at an aggregate offering price equal to the aggregate offering price of such securities plus the minimum aggregate amount (if any) payable upon the exercise, conversion or exchange of such securities. Such adjustment shall become effective at the opening of business on the Business Day next following the record date for such rights or warrants. To the extent that any shares of Common Stock, or securities exercisable for, convertible into, or exchangeable for, shares of Common Stock so offered for subscription or purchase are not so subscribed or purchased by the expiration of such rights or warrants, the Mandatory Conversion Rate and the Optional Conversion Rate shall each be readjusted to the rates or amounts, respectively, which would then be in effect, had the adjustment made upon the issuance of such rights or warrants been made upon the basis of the issuance of rights or warrants in respect of only the number of shares of Common Stock and securities exercisable for, convertible into, or exchangeable for, shares of Common Stock actually issued upon exercise of such rights or warrants.

(c)    If the Corporation shall pay a dividend or make a distribution to all holders of its Common Stock consisting of evidences of its indebtedness or other assets (including capital shares of the Corporation other than Common Stock but excluding any Ordinary Cash Dividends (as defined below)), or shall issue to all holders of its Common Stock rights or warrants to subscribe for or purchase any of its securities (other than those referred to in Subsection 5(3)(b)), then in each such case the Mandatory Conversion Rate in effect immediately prior to such event shall be adjusted such that the Reset Price shall be adjusted by multiplying it by a fraction, the numerator of which shall be the Average Trading Price for a share of Common Stock on such record date, minus the fair market value as of such record date of the portion of evidences of indebtedness or other assets so distributed, or of such subscription rights or warrants, applicable to one share of Common Stock (provided that such numerator shall never be less than $1.00) and the denominator of which shall be the Average Trading Price for a share of Common Stock on such record date (the “Distribution Adjustment Ratio”); and the Optional Conversion Rate in effect immediately prior to such event shall be adjusted by multiplying it by a fraction, the numerator of which is one and the denominator of which is the Distribution Adjustment Ratio. Such adjustment shall become effective on the opening of business on the Business Day next following the record date for such dividend or distribution or the determination of shareholders entitled to receive such dividend or distribution or rights or warrants, as the case may be. “Ordinary Cash Dividends” shall mean (i) any regular cash dividend on the Common Stock that does not exceed the per share amount of the immediately preceding regular cash dividend on the Common Stock (as adjusted to appropriately reflect any of the events referred to in Subsection 5(3)(a)) by 10% and (ii) any other cash dividend or distribution which, when combined on a per share basis with the per share amount of all other cash dividends and distributions paid on the Common Stock during the 365-day period ending on the date of declaration of such dividend or distribution (as adjusted to appropriately reflect any of the events referred to in Subsection 5(3)(a) and excluding cash dividends or distributions that resulted in an adjustment to the Mandatory Conversion Rate or the Optional Conversion Rate), does not exceed 15% of the current market price per share of Common Stock (determined pursuant to Subsection 5(4)) on the Trading Day immediately preceding the date of declaration of such dividend or distribution.

(4)    For the purpose of any computation under Subsection 5(3), the “current market price per share of Common Stock” on any date in question shall mean the Average Trading Price for shares of Common Stock for the 15 consecutive Trading Days ending on the earlier of the day in question and, if applicable, the day before the “ex” date with respect to the issuance or distribution requiring such computation; provided, however, that if another event occurs that would require an adjustment pursuant to Subsection 5(3), the Board of Directors may make such adjustments to the Average Trading Price for shares of Common Stock during such 15 Trading Day period as it reasonably deems appropriate to effectuate the intent of the adjustments in Subsection 5(3), in which case any such determination by the Board of Directors shall be set forth in a resolution of the Board of Directors and shall be conclusive absent manifest error. For purposes of this Subsection, the term “ex” date, when used with respect to any issuance or distribution, means the first date on which the shares of Common Stock trade regular way on the relevant exchange or in the relevant market from which the Average Trading Price was obtained without the right to receive such issuance or distribution. For the purpose of any computation under Subsection 5(3), the “fair market value” of any assets, evidences of indebtedness, subscription rights or warrants on any date in question: (i) in the event any such item is a publicly traded security (“Publicly Traded Security”), shall be determined for such date pursuant to the provisions of this Subsection 5(4) for determination of the “current market price per share of Common Stock,” except that (x) each reference therein to “Common Stock” shall be deemed to mean such Publicly Traded Security, and (y) if such Publicly Traded Security does not trade on a “when issued” basis for the 15 consecutive Trading Days preceding the “ex” date, such determination shall be made for the period of 15 consecutive Trading Days commencing on the “ex” date; and (ii) in the event any such item is not a Publicly Traded Security, shall be reasonably determined in good faith for such date by the Board of Directors, as evidenced by a resolution of the Board of Directors, whose determination shall be conclusive absent manifest error.

(5)    In any case of any reclassification of Common Stock (other than a reclassification of the Common Stock referred to in Subsection 5(3)(a)); any consolidation or merger of the Corporation with or into another company or other entity (other than a merger resulting in a reclassification of the Common Stock referred to in Subsection 5(3)(a)); or any sale or conveyance to another entity (other than a Subsidiary) of all or substantially all of the assets of the Corporation (any such event referred to herein as a “Transaction,” then the Optional Conversion Rate and Mandatory Conversion Rate shall be adjusted so that after consummation of such a Transaction the holders of shares of Series A Preferred Stock will receive, in lieu of the number of shares of Common Stock which such holder would have received upon conversion but for such Transaction, the kind and amount of securities, cash and other property receivable upon consummation of such Transaction by a holder of such number of shares of Common Stock, subject to further adjustment as provided in this Section 5, including without limitation, an adjustment to the Optional Conversion Rate on the Rate Reset Date if such Transaction occurs prior to the Rate Reset Date. On and after the consummation of any such Transaction, the Mandatory Conversion Date Market Price, which shall be used for purposes of the determination as to which of clauses (a), (b) or (c) of the definition of Mandatory Conversion Rate applies, shall mean the sum of (i) the product of the Average Trading Price of any Publicly Traded Security received upon consummation of such Transaction for the 20 consecutive Trading Days immediately prior to, but not including, the Mandatory Conversion Date multiplied by the fraction of such security received in such Transaction per share of Common Stock (assuming the issuance of fractional shares) plus (ii) the fair market value of the cash and other property received upon consummation of such Transaction per share of Common Stock as of the day preceding the Mandatory Conversion Date as determined in accordance with Subsection 5(4). In determining the kind and amount of securities, cash or other property receivable upon consummation of such Transaction by a holder of shares of Common Stock, it shall be assumed that such holder is not a person or entity with which the Corporation consolidated or into which the Corporation was merged or which merged into the Corporation, as the case may be, or an affiliate of any such person or entity and that such holder of Common Stock failed to exercise rights of election, if any, as to the kind or amount of securities, cash, or other property receivable upon consummation of such transaction (provided that, if the kind or amount of securities, cash, or other property receivable upon consummation of such Transaction is not the same for each non-electing share, then the kind and amount of securities, cash, or other property receivable upon consummation of such transaction for each non-electing share shall be deemed to be the kind and amount so receivable per share by a plurality of the non-electing shares). In the event of such a reclassification, consolidation, merger, sale or conveyance, effective provisions shall be made in the Articles of Incorporation or similar document of the resulting or surviving company or entity so that the conversion rate applicable to any securities or property into which the shares of the Series A Preferred Stock shall then be convertible shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock contained in Subsections 5(3)(a), 5(3)(b) and 5(3)(c), inclusive, and the other provisions of this Section 5 with respect to the Common Stock shall apply on terms as nearly equivalent as practicable to any such other securities and property deliverable upon conversion of shares of Series A Preferred Stock.

(6)    Whenever any adjustments are required in the shares of Common Stock into which each share of Series A Preferred Stock is convertible, the Corporation shall forthwith (a) compute the adjusted Mandatory Conversion Rate and Optional Conversion Rate in accordance herewith and prepare a certificate signed by an officer of the Corporation setting forth the adjusted Mandatory Conversion Rate and the Optional Conversion Rate, describing in reasonable detail the method of calculation used and the facts requiring such adjustment and upon which such adjustment is based, which certificate shall be conclusive, final and binding evidence of the correctness of the adjustment and file with the transfer agent of the Series A Preferred Stock such certificate and (b) cause a copy of such certificate to be mailed to each holder of record of the Series A Preferred Stock as of or promptly after the effective date of such adjustment and, with respect to adjustments applicable after the Rate Reset Date, make a prompt public announcement of such adjustment. Whenever any such adjustment is required by reason of the occurrence of a specific event or circumstances described in this Section 5, if by reason of such event or circumstance, and adjustment is made to any options contracts or futures contracts relating to shares of Common Stock traded on the national securities exchange (if any) on which such options contracts or futures are principally traded, then the Corporation shall, to the extent practicable and not in conflict with any of the express provisions hereof, cause adjustments to the Mandatory Conversion Rate and Optional Conversion Rate to be made on a basis comparable to the adjustment made to such options contracts or futures contracts.

(7)    The Corporation shall at all times reserve and keep available, free from preemptive rights out of its authorized but unissued shares of Common Stock for the purpose of issuance upon conversion of the Series A Preferred Stock a number of shares of Common Stock equal to 21,000,000 shares, subject to adjustment from time to time in accordance with adjustments to the Optional Conversion Rate as set forth in this Section 5.

(8)    The Corporation will pay any and all documentary stamp or similar issue or transfer taxes that may be payable in respect of the issuance or delivery of shares of Common Stock on conversion of shares of the Series A Preferred Stock pursuant to this Section 5. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involving the issue and delivery of shares of Common Stock in the name other than that in which the shares of Series A Preferred Stock so converted were registered and no such issue and delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of any such tax, or has established to the satisfaction of the Corporation, that such tax has been paid.

(9)    For the purpose of this Section 5, the term “Common Stock” shall include any shares of the Corporation of any class or series which has no preference or priority in the payment of dividends or in the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation and which is not subject to redemption by the Corporation. However, Common Stock issuable upon conversion of the Series A Preferred Stock shall include only shares of the class designated as Common Stock as of the original date of issuance of the Series A Preferred Stock, or shares of the Corporation of any classes or series resulting from any reclassification or reclassifications thereof (including reclassifications referred to in clause (iv) of Subsection 5(3)(a)) and which have no preference or priority in the payment of dividends or in the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation and which are not subject to redemption by the Corporation, provided that, if at any time, there shall be more than one such resulting class or series, the shares of such class and series then so issuable shall be in the same proportion, if possible, or if not possible, in substantially the same proportion which the total number of shares of such class and series resulting from all such reclassifications bears to the total number of shares of all classes and series resulting from all such reclassifications.

(10)    Each share of Series A Preferred Stock shall be converted in full only. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of the Series A Preferred Stock. If any such conversion would otherwise require the issuance of a fractional share, an amount equal to such fraction multiplied by the current market price per share of Common Stock (determined as provided in Subsection 5(4)) of the Common Stock on the date of conversion shall be paid to the holder in cash by the Corporation. If on such date there is no current market price per share of Common Stock, the fair market value of a share of Common Stock (determined as provided in Subsection 5(4)) on such date, shall be used. If more than one share of Series A Preferred Stock shall be surrendered for conversion at one time or for the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series A Preferred Stock so surrendered.

(11)    No adjustment in the Mandatory Conversion Rate and the Optional Conversion Rate shall be required unless such adjustment (plus any adjustments not previously made by reason of this Subsection 5(11)) would require an increase or decrease of at least 1% in the number of shares of Common Stock into which each share of the Series A Preferred Stock is then convertible; provided, however, that any adjustments which by reason of this Subsection 5(11) are not required to be made shall be carried forward and taken into account in any subsequent adjustment and provided further that any adjustment shall be required and made in accordance with the provisions of Subsection 5(3) not later than such time as may be required in order to preserve the tax free nature of a distribution to the holders of shares of Common Stock. If any action or transaction would require adjustment to the Mandatory Conversion Rate or the Optional Conversion Rate pursuant to this Section 5, only one adjustment shall be made and such adjustment shall be the amount of the adjustment that has the highest absolute value. All calculations under this Section 5 shall be made to the nearest one-hundredth of a share of Common Stock.

(12)    The Board of Directors may make such upward adjustments in the Mandatory Conversion Rate and the Optional Conversion Rate, in addition to those required by this Section 5, as shall be determined by the Board of Directors, as evidenced by a resolution of the Board of Directors, to be advisable in order that any stock dividends, subdivisions of shares, distribution of rights to purchase stock or securities, or distribution of securities convertible into or exchangeable for stock (or any transaction that could be treated as any of the foregoing transactions pursuant to Section 305 of the Internal Revenue Code of 1986, as amended) made by the Corporation to its shareholders after the Rate Reset Date shall not be taxable. The determination of the Board of Directors as to whether an adjustment should be made pursuant to the provisions of this Subsection 5(12), and if so, as to what adjustment should be made and when, shall be conclusive, final and binding on the Corporation and all shareholders of the Corporation.

(13)    In any case in which this Section 5 shall require that an adjustment as a result of any event become effective at the opening of business on the Business Day next following a record date and the date fixed for conversion occurs after such record date, but before the occurrence of such event, the Corporation may, in its sole discretion, elect to defer (A) issuing to the holder of any converted Series A Preferred Stock the additional shares of Common Stock issuable upon such conversion over the shares of Common Stock issuable before giving effect to such adjustments and (B) paying to such holder any amount in cash in lieu of a fractional share of Common Stock pursuant to Subsection 5(10), in each case until after the occurrence of such event.

(14)    Notwithstanding the foregoing provisions of this Section 5, no adjustment of the Optional Conversion Rate or the Mandatory Conversion Rate shall be required to be made upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on securities of the Corporation and the investment of optional amounts in shares of Common Stock under any such plan or upon the issuance of shares of Common Stock (or securities, rights, warrants, options or similar rights, which are convertible or exercisable for shares of Common Stock) pursuant to any compensatory plan of the Corporation or its Subsidiaries.

(15)    Notwithstanding any other provision of this Section 5, the issuance or distribution of Rights shall not be deemed to constitute an issuance or a distribution or dividend of rights, warrants, or other securities to which any of the adjustment provisions described above applies until the occurrence of the earliest Rights Event.

(16)    For purposes of this Section 5, shares of Common Stock owned by, or held for the account of, the Corporation, a Subsidiary or another entity of which a majority of the common stock or common equity interests are owned, directly or indirectly, by the Corporation shall be deemed to be not outstanding.

(17)    Subsequent to the Rate Reset Date, at any time while any shares of Series A Preferred Stock are outstanding, (i) the Corporation shall declare a dividend (or any other distribution) on its Common Stock, excluding any cash dividends, (ii) the Corporation shall authorize the issuance to all holders of its Common Stock of rights or warrants to subscribe for or purchase shares of Common Stock or of securities exercisable for, convertible into, or exchangeable for, shares of Common Stock or (iii) the Corporation shall authorize any reclassification of its Common Stock (other than a subdivision or combination thereof) or any consolidation or merger to which the Corporation is a party and for which approval of any shareholders of the Corporation is required (except for a merger of the Corporation into one of its Subsidiaries solely for the purpose of changing the corporate name or corporate domicile of the Corporation to another state of the United States and in connection with which there is no substantive change in the rights or privileges of any securities of the Corporation other than changes resulting from differences in the corporate statutes of the then existing and the new state of domicile), or the sale or transfer to another corporation of the property of the Corporation as an entirety or substantially as an entirety, then the Corporation shall cause to be filed at each office or agency maintained for the purpose of conversion of the Series A Preferred Stock, and shall cause to be mailed to the holders of Series A Preferred Stock at their last addresses as they shall appear on the stock register, at least 10 days before the date hereinafter specified (or the earlier of the dates hereinafter specified, in the event that more than one date is specified), a notice stating (A) the date on which a record is to be taken for the purpose of such dividend or distribution of rights or warrants, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend or distribution of rights or warrants are to be determined, or (B) the date on which any such reclassification, consolidation, merger, sale or transfer is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their Common Stock for securities or other property (including cash), if any, deliverable upon such reclassification, consolidation, merger, sale or transfer. The failure to give or receive the notice required hereby or any defect therein shall not affect the legality or validity of such dividend or distribution of rights or warrants or other action.

Section 6.    Voting Rights. The holders of Series A Preferred Stock have no voting rights except as required by the Virginia Stock Corporation Act as in effect from time to time.

Section 7.    Ranking. The Corporation shall not allow (i) the payment of dividends or distributions on securities ranking junior (the “Junior Securities”) to the Series A Preferred Stock (other than dividends or distributions payable in shares of, or warrants, rights or options exercisable for or convertible into, Junior Securities) and (ii) the redemption, repurchase or acquisition of any Junior Securities by the Corporation or any of its Subsidiaries (excluding any acquisitions made with Junior Securities and any acquisitions of Junior Securities pursuant to contractual obligations binding against the Corporation or any of its Subsidiaries as long as such obligations were entered into at a time at which the Corporation could purchase Junior Securities), in each case unless full cumulative dividends with respect to the outstanding Series A Preferred Stock, and full cumulative dividends and amounts required to be paid or set aside for purchases, redemptions, or sinking fund obligations with respect to any securities ranking on a parity with the Series A Preferred Stock (the “Parity Securities”) and any securities ranking senior to the Series A Preferred Stock (the “Senior Securities”) have been paid, declared or set aside. The Corporation also shall not allow (x) the payment of dividends or distributions on Parity Securities (other than dividends or distributions payable in shares of, or warrants, right or options exercisable for or convertible into, Junior Securities or Parity Securities) and (y) the redemption, repurchase or acquisition of any Parity Securities by the Corporation or any of its Subsidiaries (excluding any acquisitions made with Parity Securities or Junior Securities and any acquisitions of Parity Securities pursuant to contractual obligations binding against the Corporation or any of its Subsidiaries as long as such obligations were entered into at a time at which the Corporation could purchase Parity Securities), in each case unless either (A) full cumulative dividends with respect to the outstanding Series A Preferred Stock, and full cumulative dividends and amounts required to be paid or set aside for purchases, redemptions, or sinking fund obligations with respect to any Parity Securities and any Senior Securities have been paid, declared or set aside or (B) any such dividends, distributions, redemptions, repurchases or acquisitions are declared and paid or made pro rata among the Series A Preferred Stock and such Parity Securities.

Dated: March 12, 2001

DOMINION RESOURCES, INC
By: /s/	PATRICIA A. WILKERSON
Name:	Patricia A. Wilkerson
Title:	Vice President & Corporate Secretary

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Appendix A

The following terms shall have the meanings set forth below when used in these Articles of Amendment Establishing Series A Preferred Stock of Dominion Resources, Inc. For the avoidance of doubt, it is intended that any terms defined herein which are also used in the participation Agreement, the Company LLC Agreement, the Indenture, the Note Purchase Agreement or the Remarketing Agreement (all as defined below) other than these Articles of Amendment shall have the same meanings herein as therein.

“Acceleration Trigger” means the occurrence of an Event of Default and the Notes becoming due and payable prior to the Scheduled Maturity Date as a result thereof.

“Additional Capital Contributions” means Capital Contributions other than the Initial Capital Contributions made by Class A Members and Class B Members to Company.

“Additional Notes” means Senior Secured Notes due 2005 issuable by the Company pursuant to the Indenture from time to time after the Closing Date.

“Additional Shares” means shares of Common Stock or, if authorized by the Board of Directors, Series A Preferred Stock, in each case to be issued by Dominion pursuant to the Remarketing Agreement following a Partial Remarketing.

“Adjusted Treasury Rate” means (i) the average yield for the immediately preceding week of United States Treasury securities at constant maturity for a period equal to the maturity of the Comparable Treasury Issue set forth in H.15(519) under the caption “Treasury Constant Maturities” as such yield is displayed on the Telerate Page 7051 for such week. If such rate does not appear on the Telerate 7051, the yield, under the heading which represents the average for the immediately preceding week appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Remaining Life, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month); or (ii) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issues (expressed as a percentage of the principal amount) equal to the Comparable Treasury Price for such date.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries’ controls, or is controlled by, or is under common control with, such Person. The term “control” (including the correlative term “controlled”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting stock, by contract or otherwise. Affiliate, (i) when used with respect to Dominion, shall include DTSI and DTSI shall be deemed to be an Affiliate of Dominion and (ii) when used with respect to Dominion or any of its Subsidiaries, shall not include the Company or any of its Subsidiaries.

“Anti-Dilution Adjustment Ratio” shall have the meaning specified in Subsection 5(3) hereof.

“Appraisal Notice” means a notice given by one Member to the other Member under the Company LLC Agreement to cause the Appraised Value of the Class A Membership Interest to be determined.

“Appraised Value”

(i)    means with respect to the Class A Membership Interest as at the Purchase Date with respect to any Purchase Option Exercise Notice (other than a Purchase Option Exercise Notice relating to an Extension Period Purchase Option), the amount that would be distributed to the Class A Member pursuant the Company LLC Agreement if the Company Property were sold for its Appraised Value on such date and the Company were liquidated on such date;

(ii)    with respect to the Class A Membership Interest as at the Retirement Date with respect to any Retirement Option Notice (other than a Retirement Option Notice relating to an Extension Period Retirement Option), the amount that would be distributed to the Class A Member pursuant to the Company LLC Agreement if the Company Property were sold for its Appraised Value on such date and the Company were liquidated on such date;

(iii)    with respect to the Class A Membership Interest as at the date of any Appraisal Notice in connection with an Extension Period Purchase Option or Extension Period Retirement Option, the amount that would be distributed to the Class A Member pursuant the Company LLC Agreement if the Company Property were sold for its Appraised Value on such date and the Company were liquidated on such date;

(iv)    with respect to any Company Property and/or DTI Property to be Disposed (including for purposes of clauses (i) – (iii) above) as of any date or with respect to the Mark-to-Market Value of any Company Property as of any Mark-to-Market Measurement Date, the price for which such Company Property and/or DTI Property could be sold in an arm’s length transaction to a third party which is not an Affiliate of Dominion or DTI as of such date or Mark-to-Market Measurement Date, as the case may be; or

(v)    with respect to Company Permitted Assets (other than Financial Investments) that are the subject of an Additional Capital Contribution to the Company, the price for which such Company Permitted Assets could be sold in an arm’s length transaction to a third party which is not an Affiliate of Dominion or DTI as of the proposed date of such Additional Capital Contribution.

For purposes of determining an Appraised Value, it shall be assumed that, in such an arm’s length transaction, (i) the seller would not be under any compulsion to sell, (ii) the purchaser would not be under any compulsion to purchase and (iii) if Appraised Value is determined in accordance with the procedure set forth below, it shall be determined in accordance with the methodology instructed by the Class A Member and the Class B Member. An Appraised Value shall be determined by agreement or appraisal under the Company LLC Agreement.

“Articles of Amendment” means these Article of Amendment Establishing Series A Preferred Stock of Dominion Resources, Inc.

“Asset Remedy” has the meaning assigned to such term in the definition of Asset Remedy Notice.

“Asset Remedy Notice” means a notice delivered by the Class A member under the Company LLC Agreement concerning its election to cause the sale of one or more assets of the Company, DTI or any DTI Operating Subsidiary (the “Asset Remedy”).

“Average Trading Price” for a security for any given period means an amount equal to (i) the sum of the Closing Price for such security on each Trading Day in such period divided by (ii) the total number of Trading Days in such period.

“Board of Directors” means the Board of Directors of the Corporation or any duly authorized committee or senior executive officer thereof.

“Business Day” means any day of the year except Saturday, Sunday and any day on which commercial banking institutions are authorized or obligated by law, regulation or executive order to close in New York, New York, Wilmington, Delaware or Richmond, Virginia.

“Business Entity” means a corporation (or, when used as an adjective, corporate), limited liability company, partnership (whether general or limited), business trust, joint stock company, unincorporated association, joint venture or other applicable business entity and any asset or group of assets that is or can be operated as or as part of a business unit, whether or not having distinct legal existence.

“Capital Account” means with respect to any Member, the capital account in the Company maintained for such Member under the Company LLC Agreement.

“Capital Contributions” means, with respect to any Member, the amount of Cash and the Initial Gross Asset Value of any Company Permitted Assets (other than Cash) contributed (or deemed to be contributed) to the Company by such Member (or its predecessors in interest) with respect to the Membership Interest held by such Member.

“Cash” means cash, amounts credited to deposit accounts and other immediately available funds that are denominated in Dollars.

“Class A Member” means any Person that holds all or any part of the Class A Membership Interest or the collective reference to all such Persons, as the context may require.

“Class A Membership Interest” means the limited liability company interest in the Company designated as the Class A Membership Interest.

“Class A Membership Interest Component” means, as of any Class A Return Payment Date, $60,000,000 (a) increased by the sum of (i) any Capital Contributions of the Class A Member following a Note Trigger Event for the purpose of funding a Mandatory Redemption of all the Notes and (ii) the amount of accrued but unpaid Class A Return for each preceding Class A Return Payment Period and (b) reduced by the sum of any Distributions to the Class A Member pursuant to the Company LLC Agreement.

“Class A Membership Interest Portion” means the portion of the Overfund Amount invested in Dominion Debt Securities and/or Financial Investments providing payments at least equal to the Class A Return.

“Class A Return” means, for any Class A Return Payment Period, any Investor Administrative Expenses plus the product of (a) the Return Rate and (b) the Class A Membership Interest Component and (c) the quotient of (i) the number of days actually elapsed (calculated on the basis of a 360-day year consisting of twelve 30-day months) since the later of the Closing Date or the last Class A Return Payment Date and (ii) 360.

“Class A Return Payment Date” means (i) each Interest Payment Date until the Class A Membership Interest has been cancelled (or deemed cancelled), (ii) any Retirement Date, (iii) any Purchase Date, (iv) the date upon which the Class A Membership Interest is retired or (v) the date of liquidation of the Company under the Company LLC Agreement.

“Class A Return Payment Period” means the period from and including the Closing Date to, but excluding, the first Class A Return Payment Date and thereafter each period from and including a Class A Return Payment Date to, but excluding, the immediately succeeding Class A Return Payment Date.

“Class B Member” means any Person that holds all or any part of the Class B Membership Interest or the collective reference to all such Persons, as the context may require.

“Class B Membership Interest” means the limited liability company interest in the Company designated as the Class B Membership Interest under the Company LLC Agreement.

“Closing Date” means the date on which the Senior Secured Notes due 2005 are initially issued by the Company pursuant to the Indenture.

“Closing Price” for a security means the closing price for such security on the Trading Day in question (or if such day is not a Trading Day then as of the Trading Day next preceding such day) as reported by Bloomberg L.P., or if not so reported by Bloomberg L.P., as reported by another recognized source selected by the Board of Directors.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time.

“Common Stock” shall have the meaning specified in Subsection 5(9) hereof.

“Company” means Dominion Fiber Ventures, LLC, a special purpose limited liability company organized under the law of the State of Delaware.

“Company LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of Dominion Fiber Ventures, LLC, dated as of the Closing Date, and includes all annexes, schedules and exhibits attached thereto, as amended, supplemented, amended and restated or otherwise modified from time to time.

“Company Permitted Assets” means (a) Dominion Loans; (b) Financial Investments; (c) the shares of DTI; (d) the sole beneficial ownership interest in the Overfund Trust; (e) Qualified Communications Assets that are Limited Liability Equity Interests which, unless otherwise consented to by the Class A Member, are entities that are not pass-through entities for tax purposes; provided that such assets will only be “Company Permitted Assets” if acquired by the Company for the purpose of transferring (by contribution, sale or otherwise) such assets to DTI; and (f) any other assets that are contributed to or otherwise acquired by the Company with the consent of all of the Members.

“Company Property” means all real and personal property owned by the Company and any improvements thereto, including both tangible and intangible property.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the period from the Optional Redemption Date to the Scheduled Maturity Date and that would be utilized at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to such period (the “Remaining Life”).

“Comparable Treasury Price” means (a) the average of five Reference Treasury Dealer Quotations for such date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (b) if the Independent Investment Banker obtains fewer than five such Reference Treasury Dealer Quotations, the average of all the quotations.

“Conditions Precedent” means the conditions precedent to the obligations of the Remarketing Agents under the Remarketing Agreement.

“Consolidated” refers, with respect to any Person, to the consolidation of accounts of such Person and its Subsidiaries in accordance with GAAP.

“Contingent Share Trust Remedy Condition” means any time at which both (i) the Notes shall have been paid in full and (ii) the Share Trust Amount is greater than zero.

“Disposition” means, with respect to any property, any sale, assignment, gift, exchange, lease, conversion, transfer, pledge or other disposition or divestiture of such property, including any transfer by way of a capital contribution and the creation of any, or material increase in any existing, royalty, overriding royalty, reversionary interest, production payment or similar burden. “Dispose,” “Disposing” and “Disposed” shall have correlative meanings.

“Distribution” means, as applicable, any distribution or dividend or return of capital or any other distribution, payment, remittance or delivery of property or Cash in respect of, or the redemption, retirement, purchase or other acquisition, directly or indirectly, of, any Membership Interest or shares of DTI now or hereafter outstanding on the Closing date or thereafter or the setting aside of any funds for any of the foregoing purposes pursuant to the Company LLC Agreement. “Distribute,” “Distributed” and “Distributive” shall have correlative meanings.

“Distribution Adjustment Ratio” shall have the meaning specified in Subsection 5(3) hereof.

“Dividend Payment Date” shall have the meaning specified in Subsection 2(1) hereof.

“Dollars” and the sign “$” each mean the lawful currency of the United States.

“Dominion” means the Corporation and any successor permitted by the Participation Agreement.

“Dominion Debt Obligation Repayment Event” means the occurrence of any of the following: (a) any event described in Subsection (l) of the definition of Events of Default contained in the Articles of Amendment,] (b) Dominion fails to make payment of principal of or interest on any Dominion Debt Obligations when due and such default continues beyond any applicable grace period, or (c) an Acceleration Trigger or a Stock Price/Credit Downgrade Trigger occurs.

“Dominion Debt Obligations” means the Dominion Debt Securities, the Dominion Loans and any other loans to Dominion made by the Overfund Trust, the Company, DTI or any DTI Operating Subsidiary or made from amounts deposited in the Indenture Collection Account, each of which, by their terms, becomes due and payable upon the occurrence of a Dominion Debt Obligation Repayment Event.

“Dominion Debt Securities” means senior unsecured debt obligations of Dominion issued to the Overfund Trust, ranking pari passu with all other senior unsecured debt obligations of Dominion.

“Dominion Loans” means loans made from time to time by the Company, DTI or any of DTI’s Subsidiaries to, and at all times the obligor under which is, Dominion.

“Dominion Note” means any promissory note evidencing a Dominion Loan.

“DTI” means Dominion Telecom, Inc., a corporation organized under the law of the Commonwealth of Virginia.

“DTI Credit Facility” means the Credit Agreement dated as of the Closing Date, between DTI and Dominion, as amended, supplemented, amended and restated or otherwise modified from time to time.

“DTI Operating Subsidiary” means the direct or indirect Subsidiaries of DTI.

“DTI Property” means all real and personal property owned by DTI or any DTI Operating Subsidiary and any improvements thereto, including both tangible and intangible property.

“DTSI” means DT Services, Inc., a corporation organized under the law of the Commonwealth of Virginia.

“Effectiveness Period” means, with respect to any Registration Statement, the period that begins on the date of effectiveness of such Registration Statement and extends to the earlier of (i) the date on which all Shares registered thereunder have been remarketed under such Registration Statement and (ii) the date on which all of the Notes cease to be outstanding or, if a Contingent Share Trust Remedy Condition exists, the date on which the Class A Membership Interest has been or is deemed canceled following receipt by the Class A Member of the amount necessary to retire or purchase its Class A Membership Interest under the Company LLC Agreement or upon final liquidating distributions having been made under the Company LLC Agreement.

“Eligible Remarketing Agent” means any nationally or internationally recognized investment-banking firm specified by Dominion under the Remarketing Agreement.

“Equity Interests” means, with respect to any Person (a) shares of capital stock of (or other ownership or profit interests, including partnership, member or trust interests, in) such Person, (b) warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or such other equity ownership or equity profit interests in) such Person or (c) securities convertible into or exchangeable for shares of capital stock of (or such other equity ownership or equity profit interests in) such Person or warrants, rights or options for the purchase or other acquisition from such Person of such shares (or such other equity interests), in each case whether voting or nonvoting and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.

“Events of Default” If one or more of the following events (herein referred to as “Events of Default”) (whatever the reason for such Events of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body) shall have occurred and be continuing:

(a)    failure by the Company to make (or cause to be made on its behalf) on any Note Payment Date a payment of the Note Interest Amount for such Note Payment Date and such failure continues for five Business Days;

(b)    failure by the Company to make (or cause to be made on its behalf) principal payments on the Notes when due, whether on the Scheduled Maturity Date or any date set for redemption;

(c)    failure by the Company, Dominion, DTSI, DTI, the Overfund Trust or the Share Trust duly to observe or to perform any other covenant of the Company, Dominion, DTSI, DTI, the Overfund Trust or the Share Trust, as applicable, under the Indenture or any other Transaction Document (other than any covenant or agreement in or with respect to the Note Purchase Agreement) to which such entity is a party, which failure (i) materially adversely affects the rights of the Noteholders and (ii) continues unremedied for a period of 30 days after the earlier of (A) Dominion or any of its Affiliates having actual knowledge of such default and (B) the giving of written notice of such failure to the Company and Dominion by the Indenture Trustee or by any Noteholder;

(d)    any representation or warranty made by any of the Company, Dominion, DTSI, DTI, the Overfund Trust or the Share Trust, as applicable, in the Indenture or in any other Transaction Document (other than any representation or warranty made in or with respect to the Note Purchase Agreement) or in any other document delivered to the Indenture Trustee pursuant to any Transaction Document (other than the Note Purchase Agreement) shall prove to have been incorrect in any material respect when made (or deemed made) and such misrepresentation continues to remain materially false for 30 days after the earlier of (x) Dominion or any of its Affiliates having actual knowledge of such default and (y) the giving of written notice of such failure to the Company and Dominion by the Indenture Trustee or by any Noteholder;

(e)     the Indenture or any other Transaction Document to which any of the Company, Dominion, DTSI, DTI, the Overfund Trust or the Share Trust is a party ceases to be the legally valid and enforceable obligation of any of the Company, Dominion, DTSI, DTI, the Overfund Trust or the Share Trust, as the case may be, which cessation (x) materially adversely affects the rights of the Noteholders and (y) continues for 30 days after the earlier of (A) Dominion or any of its Affiliates having actual knowledge thereof and (B) the giving of written notice of such cessation to the Company and Dominion by the Indenture Trustee or by any Noteholder;

(f)    the pledge of the Security for the Notes ceases to be in full force and effect or is repudiated by the Company or the Overfund Trust; provided that, in the case of such a cessation which is not a repudiation and does not materially adversely affect the rights of the Noteholders, such cessation shall not become an Event of Default unless it continues unremedied for 30 days after the earlier of (x) Dominion or any of its Affiliates having actual knowledge of such default and (y) the giving of written notice of such failure to the Company and Dominion by the Indenture Trustee or by any Noteholder;

(g)    the rendering of any final money judgment, enforceable in any competent court, against any of the Company, the Overfund Trust or the Share Trust, and such judgment shall not be discharged or dismissed or execution thereon stayed within 60 days after entry;

(h)    the occurrence of any default in the payment when due of interest on or principal of any Dominion Debt Obligation and such default continues unremedied for the applicable grace period (not to exceed five Business Days) after the earlier of (x) Dominion or any of its Affiliates having actual knowledge of such default and (y) the giving of written notice of such default to the Company and Dominion by the Indenture Trustee or by any Noteholder;

(i)    the occurrence of any “event of default” pursuant to the terms of any indebtedness representing money borrowed in a principal amount in excess of $10,000,000 of DTI;

(j)    any of the Company, Dominion, DTSI, DTI, the Overfund Trust or the Share Trust becomes an investment company required to be registered under the Investment Company Act, provided that, if any such person becomes a transient investment company exempt from registration pursuant to Rule 3a-2 of the Investment Company Act, it shall not be an Event of Default;

(k)    the commencement of any voluntary or involuntary proceeding under any bankruptcy or insolvency law seeking liquidation, reorganization or other relief with respect to any of the Company, Dominion, DTSI, DTI, the Overfund Trust or the Share Trust, and, in the case of any such involuntary proceeding with respect to Dominion, such proceeding has not been terminated within 60 days after commencement; and

(l)    the failure by Dominion to pay any principal or interest, regardless of amount, due in respect of any Indebtedness in a principal amount in excess of $50,000,000, when and as the same shall become due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) which failure continues after any applicable grace period.

“Extension Period” means the period commencing on the Extension Period Commencement Date and ending on the Extension Period Termination Date.

“Extension Period Commencement Date” means the later to occur of (a) the Scheduled Maturity Date and (b) repayment in full of the Notes.

“Extension Period Purchase Option” means in the event that (A) no Purchase Offer or Retirement Offer has been accepted, (B) the Extension Period Commencement Date has occurred but no Extension Period Termination Date has occurred and (C) no Liquidation Notice has been delivered and no Liquidating Event under the Company LLC Agreement has occurred, then either Member may elect, by delivering an Appraisal Notice to the other Member, to cause the Appraised Value of the Class A Membership Interest to be determined, and, if such Appraised Value is at or above an amount specified in the Company LLC Agreement then the Class B Member shall have the right to require the Class A Member to sell to the Class B Member, or its designee, the Class A Member’s entire Class A Membership Interest for a purchase price (the “Extension Period Purchase Price”) specified in the Company LLC Agreement.

“Extension Period Purchase Price” has the meaning assigned to such term in the definition of Extension Period Purchase Option.

“Extension Period Retirement Amount” has the meaning assigned to such term in the definition of Extension Period Retirement Option.

“Extension Period Retirement Option” means in the event that (A) no Purchase Offer or Retirement Offer has been accepted, (B) the Extension Period Commencement Date has occurred but no Extension Period Termination Date has occurred, (C) no Notes are outstanding (or arrangements have been made for the payment of the Notes in full prior to the Retirement Date in accordance with the defeasance provisions of the Indenture) and (D) no Liquidation Notice had been delivered and no Liquidating Event under of the Company LLC Agreement has occurred, then either Member may elect, by delivering an Appraisal Notice, to cause the Appraised Value of the Class A Membership Interest to be determined, and, if such Appraised Value is at or above an amount specified in the Company LLC Agreement, then the Class B Member shall have the right to require the Company to retire the Class A Member’s entire Class A Membership Interest for an amount (the “Extension Period Retirement Amount”) specified in the Company LLC Agreement.

“Extension Period Termination Date” means during an Extension Period the earliest to occur of (a) the Purchase Date (and then if, but only if, the applicable purchase is consummated); (b) the Retirement Date (and then if, but only if, the applicable retirement is consummated); and (c) the date of a Liquidating Event.

“Failed Registration” means a failure by Dominion to (i) file a Registration Statement no later than 21 days following a Note Trigger Event or, if a Shelf Registration Statement is then not legally permitted, provide no later than 21 days following a Note Trigger Event to the Remarketing Agents written assurance, reasonably acceptable to the Remarketing Agents, that the Registration Statement will be declared, or will otherwise become, effective promptly after a Pricing of the Shares, or otherwise have an effective Registration Statement available; (ii) diligently pursue the registration of the Shares (and the underlying Common Stock, to the extent applicable) when so required by the Remarketing Agreement, (iii) use its best efforts to cause the Registration Statement to be declared effective no later than 90 days following a Note Trigger Event; or (iv) timely satisfy the applicable Conditions Precedent.

“Failed Remarketing” means a failure to sell the Shares required to be remarketed under the Remarketing Agreement because of a Legal Impossibility.

“Final Sale Date” means the date on which the Share Trust shall have sold the Shares generating aggregate net proceeds at least equal to the Share Trust Amount.

“Financial Investments” means (a) Cash; (b) direct general obligations or guaranteed obligations of the United States or agencies thereof; (c) certificates of deposit; (d) repurchase obligations; (e) commercial paper; (f) money market funds; (g) Dominion Debt Obligations unless a Dominion Debt Obligation Repayment Event has occurred.

“Fiscal Quarter” means (i) the period commencing on the Closing Date and ending on March 31, 2001 and (ii) any subsequent three-month period commencing on each of January 1, April 1, July 1 and October 1 and ending on the next March 31, June 30, September 30 and December 31, respectively, in each case until changed in accordance with the Company LLC Agreement.

“GAAP” means consistently applied United States generally accepted accounting principles as in effect from time to time.

“Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes.

“Indebtedness” means, as to any Person, without duplication: (a) all obligations of such Person for borrowed money or evidenced by bonds, debentures, notes or similar instruments; (b) all obligations of such Person for the deferred purchase price of property or services (except trade accounts not overdue and payable arising in the ordinary course of business, customer deposits, provisions for rate refunds, deferred fuel expenses and obligations in respect of pensions and other post-retirement benefits); (c) all capital lease obligations of such Person; (d) all Indebtedness of others secured by a Lien on any properties, assets or revenues of such Person (other than stock, partnership interests or other equity interests of a borrower or any of its Subsidiaries in other entities) to the extent of the lesser of the value of the property subject to such Lien or the amount of such Indebtedness; (e) all guaranty obligations; and (f) all non-contingent obligations of such Person under any letters of credit or bankers’ acceptances.

“Indenture” means the Indenture, dated as of the Closing Date, among the company, the Indenture Trustee and the Securities Intermediary.

“Indenture Accounts” means the Indenture Distribution Account and the Indenture Collection Account.

“Indenture Collection Account” means an account established by the Securities Intermediary under the Indenture, denominated the Indenture Distribution Account, and maintained in the name of the Indenture Trustee on behalf of the holders of the Notes.

“Indenture Distribution Account” means an account established by the Securities Intermediary under the Indenture, denominated the Indenture Distribution Account, and maintained in the name of the Indenture Trustee on behalf of the holders of the Notes.

“Indenture Trustee” means Bank One, National Association, in its capacity as trustee under the Indenture or any successor thereto under the Indenture.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Indenture Trustee, in the case of an Optional Redemption, or by the Class A Member, in all other cases.

“Initial Gross Asset Value” means the initial Gross Asset Value of any Company Property (other than Cash) on the Closing Date or on the date such Company Property is contributed or otherwise acquired, determined in accordance with the applicable terms of the Company LLC Agreement.

“Initial Notes” means the Senior Secured Notes due 2005 issued by the Company pursuant to the Indenture on the Closing Date.

“Initial Remarketing Agent” means Credit Suisse First Boston Corporation in its capacity as a Remarketing Agent.

“Initial Repricing Date” means, (a) with respect to a public offering of the Shares, the later of (i) the date on which the Registration Statement is declared effective or, if a Shelf Registration Statement is then not legally permitted, the first date on which Dominion provides the Remarketing Agents written assurance, reasonably acceptable to the Remarketing Agents, that the Registration Statement will be declared, or will otherwise become, effective promptly after a Pricing of the Shares in accordance with applicable securities laws and (ii) the tenth Trading Day following the Remarketing Notification Date, and (b) if a Failed Registration has occurred, the earliest date upon which Milbank, Tweed, Hadley & McCloy LLP or other national or international securities counsel selected by the Remarketing Agents and approved by Dominion advises, in writing, that a private placement of the Shares may be commenced in compliance with applicable securities laws.

“Initial Shares” means Dominion’s issuance of 665,000 shares of Series A Preferred Stock with an aggregate liquidation preference of $665,000,000 to the Share Trust.

“Interest Payment Date” means each March 15 and September 15, commencing September 15, 2001.

“Interest Period” means, for each Dominion Loan, (a) initially, the period commencing on the date of such Loan and ending on the date 30 days thereafter, and (b) thereafter, the period commencing on the date of the immediately preceding Interest Period and ending on the date 30 days thereafter; provided, however, that, in the case of any Dominion Loan made during the 30 days prior to the Scheduled Maturity Date, the Interest Period for such Dominion Loan shall end on the Scheduled Maturity Date. Interest shall accrue on Dominion Loans from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

“Investor” means Blue Ridge Telecom Trust, a special purpose statutory business trust organized under the law of the State of Delaware.

“Investor Administrative Expenses” means any fees and expenses due and payable as of any Distribution Date to the Investor Trustee.

“Investor Trust Agreement” means the Amended and Restated Trust Agreement dated as of the Closing among the depositor named therein, the Investor Trustee and Investor.

“Investor Trustee” means Wilmington Trust Company, a Delaware banking corporation, in its capacity as trustee of Investor, or any successor thereto under the Investor Trust Agreement.

“Junior Securities” shall have the meaning specified in Section 7 hereof.

“Legal Impossibility” means with respect to the remarketing of the Initial Shares and Additional Shares, it is legally impossible to remarket the Initial Shares and Additional Shares pursuant to the applicable Transactional Documents.

“Limited Liability Equity Interests” means Equity Interests that do not provide for recourse against the holder thereof for the liabilities of the issuer thereof.

“Liquidation Notice” means a written notice to the Class B Member with respect to a Note Trigger Event that constitutes a Liquidating Event.

“Liquidation Purchase Option” means in the event that (A) no Purchase Offer or Retirement Offer has been accepted nor the Liquidation Retirement Option has heretofore been exercised and (C)(w) a Liquidation Notice has been delivered and has not been rescinded or become effective, (x) a Liquidating Event involving the unavailability of an Extension Period has occurred, (y) an Asset Notice has been delivered by the Class A Member and such Asset Remedy Notice has not been rescinded or become effective or (z) an Asset Remedy Notice delivered by the Class A Member shall not have become effective and DTI or any DTI Operating Subsidiary disposes of DTI Property other than in the ordinary course of business and without the consent of the Class B Member at a time when a majority of the directors of DTI have been selected by the Class A Member, then the Class B Member shall have the right to require the Company to the Class A Member to sell to the Class B Member, or its designee, the Class A Member’s entire Class A Membership Interest for an amount (the “Liquidation Purchase Price”) specified in the Company LLC Agreement.

“Liquidation Purchase Price” has the meaning assigned to such term in the definition of Liquidation Purchase Option.

“Liquidation Retirement Amount” has the meaning assigned to such term in the definition of Liquidation Retirement Option.

“Liquidation Retirement Option” means in the event that (A) no Purchase Offer or Retirement Offer has been accepted and neither the Liquidation Retirement Option nor the Liquidation Purchase Option has theretofore been exercised, (B) no Notes are outstanding (or irrevocable arrangements have been made for the payment of the Notes in full prior to the Retirement Date in accordance with the defeasance provisions of the Indenture) and (C)(w) a Liquidation Notice has been delivered and has not been rescinded or become effective, (x) a Liquidating Event involving the unavailability of an Extension Period has occurred, (y) an Asset Remedy Notice has been delivered by the Class A Member and such Asset Remedy Notice has not been rescinded or become effective or (z) an Asset Remedy Notice delivered by the Class A Member shall not have become effective and DTI or any DTI Operating Subsidiary disposes of DTI Property other than in the ordinary course of business and without the consent of the Class B Member at a time when a majority of the directors of DTI have been selected by the Class A Member, then the Class B Member shall have the right to require the Company to retire the Class A Member’s entire Class A Membership Interest for an amount (the “Liquidation Retirement Amount”) specified in the Company LLC Agreement.

“Liquidating Events” means the events which require dissolution, winding up and liquidation of the Company under the Company LLC Agreement.

“Mandatory Conversion” shall have the meaning specified in Subsection 5(1) hereof.

“Mandatory Conversion Date” shall have the meaning specified in Subsection 5(1) hereof.

“Mandatory Conversion Date Market Price” shall have the meaning specified in Subsection 5(1) hereof.

“Mandatory Conversion Rate” shall have the meaning specified in Subsection 5(1) hereof.

“Mandatory Redemption” means when the Notes have become due and payable pursuant to the Indenture or the Notes Outstanding shall be redeemed.

“Mark-to-Market Measurement Date” means with respect to the retirement of the Class A Membership Interest in accordance with Section 11.1 of the Company LLC Agreement, the last day of the Fiscal Quarter preceding the Fiscal Quarter during which the earlier of (A) the Retirement Option Notice was delivered under the Company LLC Agreement or the Retirement Offer Notice was accepted under the Company LLC Agreement.

“Mark-to-Market Value” mean with respect to any asset, the following:

(a)    the Mark-to-Market Value of any Dominion Loan shall be the outstanding principal balance of such Dominion Loan plus accrued but unpaid interest;

(b)    the Mark-to-Market Value of any Financial Investment shall be its face value less unamortized discounts and plus unamortized premium, if any;

(c)    the Mark-to-Market Value of the Company shall be (i) prior to a Mark-to-Market Measurement Date, the sum of the Initial Gross Asset Values of the assets contributed by the Members to the Company or otherwise acquired by the Company and (ii) on or after a Mark-to-Market Measurement Date, the sum of the Appraised Values (as of the Mark-to-Market Measurement Date) of each asset owned by the Company, net of all applicable liabilities not taken into account in the calculation of Appraised Values; and

(d)    the Mark-to-Market Value of DTI shall be (A) prior to a Mark-to-Market Measurement Date, the sum of the Initial Gross Asset Values of the assets contributed to DTI by the Company or otherwise acquired by DTI, and (B) on or after a Mark-to-Market Measurement Date, the sum of the Appraised Values (as of the Mark-to-Market Measurement Date) of each asset owned by DTI, net of all applicable liabilities not taken into account in the calculation of Appraised Values.

“Maturity Trigger” means the failure to deposit with the Indenture Trustee, at least 120 days prior to the Scheduled Maturity Date, an amount of Qualified Equity Proceeds, which, in the aggregate with all funds and any investments then held in the Indenture Accounts and available to the Indenture Trustee for repayment of the Notes, is sufficient to repay all accrued and unpaid interest on and all outstanding principal of the Notes on the Scheduled Maturity Date and any other determinable amounts that are, or are scheduled to become, due and payable under the Indenture on or prior to the Scheduled Maturity Date.

“Members” means the Class A Member and the Class B Member, collectively. “Member” means any one of the Members.

“Membership Interests” means the Class A Membership Interest and the Class B Membership Interest, collectively. “Membership Interest” means any one of the Membership Interests.

“Moody’s means Moody’s Investors Service, Inc. or any successor by merger, consolidation or otherwise to its business.

“Note Interest Amount” means, for any Interest Payment Date, the product of (a) the Note Rate, (b) the aggregate outstanding principal amount of Notes and (c) the quotient of (i) the number of days actually elapsed since the later of the Closing Date or the last Interest Payment Date and (ii) 360.

“Note Payment Date” means: (a) each Interest Payment Date, (b) any date on which the maturity of the Notes is accelerated pursuant to the Indenture, (c) any date of optional redemption pursuant to Indenture, (d) any date of mandatory redemption pursuant to the Indenture and (e) the Scheduled Maturity Date, provided that, if any Note Payment Date does not fall on a Business Day, any payment due on such Note Payment Date shall be payable on the preceding Business Day, and any payment made on such Business Day shall be deemed to have been made on the corresponding Note Payment Date.

“Note Purchase Agreement” means the Note Purchase Agreement, dated March 7, 2001 among the Corporation, the Company and Credit Suisse First Boston Corporation, as representative of the initial purchasers named therein.

“Note Trigger Event” means the occurrence of (a) the Acceleration Trigger, (b) the Maturity Trigger or (c) the Stock Price/Credit Downgrade Trigger.

“Noteholder” means a holder of a Note.

“Notes” means the Initial Notes and the Additional Notes.

“Optional Conversion” shall have the meaning specified in Subsection 5(2) hereof.

“Optional Conversion Rate” shall have the meaning specified in Subsection 5(2) hereof.

“Optional Redemption” means so long as no Note Trigger Event has occurred, the Notes may be redeemed in whole or in part at the option of the Company at any time to the extent of funds available therefor if:

“Ordinary Cash Dividends” shall have the meaning specified in Subsection 5(3) hereof.

“Overfund Amount” means $194,000,000 of the proceeds of the issuance and sale of the Notes and the Class A Membership Interest.

“Overfund Trust” means Monument Overfund Trust, a statutory business trust organized under the law of the State of Delaware.

“Parity Securities” shall have the meaning specified in Section 7 hereof.

“Partial Remarketing” means a remarketing of all of the Shares then available as to which, although a Failed Remarketing has not occurred, net proceeds at least equal to the Share Trust Amount are not generated and paid to the Indenture Trustee or, if a Contingent Share Trust Remedy Condition shall exist, to the Company.

“Participation Agreement” means the Participation Agreement to be entered into among the Corporation, the Company, Blue Ridge Telecom Trust, DT Services, Inc., Piedmont Share Trust, Monument Overfund Trust, Wilmington Trust Company and Bank One, National Association.

“Person” means any individual, trust, estate, association, Business Entity or other entity or a government or any political subdivision or agency thereof.

“Pre-Extension Period Retirement Option” means in the event that (A) no Purchase Offer or Retirement Offer has been accepted and neither the Liquidation Purchase Option nor the Liquidation Retirement Option has theretofore been exercised, (B) the Notes have been paid in full prior to the Scheduled Maturity Date, (C) the Extension Period Commencement Date has not occurred and (D) no Liquidation Notice has been delivered, then the Class B Member shall have the right to require the Company to sell to the Class B Member, or its designee, the Class A Member’s entire Class A Membership Interest for a purchase price(the “Pre-Extension Period Purchase Price”) specified in the Company LLC Agreement.

“Pre-Extension Period Purchase Price” has the meaning assigned to such term in the definition of Pre-Extension Period Purchase Option.

“Pre-Extension Period Retirement Amount” has the meaning assigned to such term in the definition of Pre-Extension Period Retirement Option.

“Pre-Extension Period Retirement Option” means in the event that (A) no Purchase Offer or Retirement Offer has been accepted and neither the Liquidation Purchase Option nor the Liquidation Retirement Option has theretofore been exercised, (B) the Notes have been paid in full prior to the Scheduled Maturity Date, (C) the Extension Period Commencement Date has not occurred and (D) no Liquidation Notice has been delivered, then the Class B Member shall have the right to require the Company to retire the Class A Member’s entire Class A Membership Interest for an amount (the “Pre-Extension Period Retirement Amount”) specified in the Company LLC Agreement.

“Pricing” means, with respect to any security, the determination of the price at which the underwriter(s) (in a firm commitment underwriting arrangement) or the purchaser(s) are willing to purchase, and the holder of such security (or issuer thereof, if such security is being newly issued) is willing to sell, such security.

“Primary Treasury Dealer” means any primary U.S. Government securities dealers in New York City.

“Principal Market” means the principal exchange on which the security in question is traded or the principal market on which such security is quoted, as determined by the Board of Directors of Dominion from time to time.

“Prospectus” means any preliminary or final prospectus or prospectus supplement or other offering document to be used by the Remarketing Agents in connection with a public offering of the Shares.

“Publicly Traded Security” shall have the meaning specified in Subsection 5(4) hereof.

“Purchase Date” means any date specified in any Purchase Offer Notice and any Purchase Option Exercise Notice on which the closing of the purchase and sale of the Class A Membership Interest shall occur.

“Purchase Offer” means an offer by the Class B Member to purchase or to cause the purchase the Class A Member’s entire Class A Membership Interest, at certain times permitted by the Company LLC Agreement.

“Purchase Offer Notice” means a written notice to the [Company], Class A Member and the Indenture Trustee with respect to a Purchase Offer.[p. 48 of OM]

“Purchase Option” means a Liquidation Purchase Option, an Extension Period Purchase Option or a Pre-Extension Period Purchase Option.

“Purchase Option Exercise Notice” means the written notice of irrevocable election the Class B Member makes to the Company, the Class A Member and the Indenture Trustee with respect to a Purchase Option.

“Qualified Communications Assets” means assets primarily used in the installation, sale, repurchase or swap of dark fiber optic cable and in the construction, ownership and operation of fiber optic telecommunications networks that are employed in providing voice, video or data products, including local and long distance voice telephone service and data network services, or services ancillary to providing voice, video or data services (including, but not limited to, Internet access, web site design and hosting services) to customers in the United States and Canada or Equity Interests in Business Entities owning any such assets as their primary business.

“Qualified Equity Proceeds” means amounts equivalent to the proceeds of any of the following: (i) sales of mandatorily convertible preferred or common equity securities of Dominion, (ii) equity issuances by DTI or any of its Subsidiaries, (iii) a sale by the Company of the shares of DTI, (iv) a sale of the Class B Membership Interest by the holder thereof, (v) operating cash flows from, or sales proceeds of, the Company’s or DTI’s or any of its Subsidiaries’ respective assets, excluding (x) operating cash flows from, or sales proceeds of, the Company’s or DTI’s or its Subsidiaries’ assets (A) contributed (or sold for less than fair consideration and reasonably equivalent value) to the Company or DTI by Dominion or any of its Affiliates subsequent to the Closing Date or (B) purchased with cash contributed by Dominion or any of its Affiliates to the Company or DTI subsequent to the Closing Date, and (y) cash contributed by Dominion or any of its Affiliates subsequent to the Closing Date or (vi) sales or other Dispositions of assets of Dominion or its Subsidiaries for cash up to the amount of equity that has been issued by Dominion in one or more consolidations, acquisitions, mergers or other similar transactions, in each case consummated after the Closing Date; provided that, in the case of clauses (ii) and (v), the amount referred to in such clauses shall constitute

Qualified Equity Proceeds only to the extent such amounts exceed the amount outstanding under the DTI Credit Facility at the time of such determination.

“Rate Reset Date” means the earlier to occur of (A) the consummation of the remarketing of the Initial Shares which is expected to be on or about the third Trading Day following the Successful Repricing Date, and (B) the date of a Failed Remarketing.

“Recapitalization Adjustment Ratio” shall have the meaning specified in Subsection 5(3) hereof.

“Redemption Event” means the occurrence of any of the following: (i) any consolidation or merger of the Corporation with or into another corporation or entity, unless in connection with such consolidation or merger the outstanding shares of Common Stock immediately preceding the consummation of such consolidation or merger are converted into, exchanged for or otherwise represent a majority of the outstanding shares of common stock of the surviving or resulting corporation or entity immediately succeeding the consummation of such consolidation or merger or (ii) the Corporation sells or conveys to another entity (other than a Subsidiary) all or substantially all of the assets of the Corporation.

“Redemption Price” shall have the meaning specified in Section 4 hereof.

“Reference Treasury Dealer” means Credit Suisse First Boston Corporation and up to three other Primary Treasury Dealers and their respective successors; provided, however, that, if any of the foregoing shall cease to be a Primary Treasury Dealer, there shall be substituted therefor another Primary Treasury Dealer selected by the Indenture Trustee.

“Reference Treasury Dealer Quotations” means the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issues for the Notes (expressed in each case as a percentage of its principal amount), quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 5:00 p.m. on the third Business Day preceding such Optional Reference Date.

“Registration Statement” means any registration statement of Dominion for the registration of the Shares then available for sale (and the underlying Common Stock, to the extent applicable) with the SEC, and all amendments and supplements to any such Registration Statement, including post-effective amendments, and in each case including the Prospectus contained therein (if any), all exhibits thereto and all information incorporated by reference therein, and if no Prospectus is required to be delivered at the time of such registration, any term sheet or other document prescribed by the SEC to describe the securities to be sold thereunder.

“Related Document” means Articles of Amendment, the Participation Agreement, the Remarketing Agreement, the Note Purchase Agreement, the Company LLC Agreement, or any other related document.

“Remaining Life” has the meaning assigned to such term in the definition of Comparable Treasury Issue.

“Remarketed Price” means the price at which the Remarketing Agents, using commercially reasonable efforts, can sell the fewest number of Shares then available that will generate net proceeds that are at least equal to the Share Trust Amount or if the Remarketing Agents cannot generate net proceeds that are at least equal to the Share Trust Amount through the sale of all of the Shares then available, then the highest price at which the Remarketing Agents, using commercially reasonable efforts, can sell all of the Shares then available.

“Remarketing Agent” means the Initial Remarketing Agent and/or any Eligible Remarketing Agent that, in each case, is appointed and agrees to act as a remarketing agent under the Remarketing Agreement.

“Remarketing Agreement” means the Dominion Preferred Stock Remarketing and Registration Rights Agreement dated as of the Closing Date among Dominion, the Company, the Share Trust, the Indenture Trustee and the Initial Remarketing Agent.

“Remarketing Notification Date” means the date on which the Remarketing Agents receive notice from the Share Trustee, the Company or the Indenture Trustee of their obligation to commence the remarketing of the Initial Shares.

“Repricing Date” means the Initial Repricing Date and each Trading Day thereafter until the Reset Date.

“Reset Common Yield” means the quotient of (i) the product of (x) 4 and (y) the amount of the ordinary quarterly cash dividend on one share of Common Stock most recently declared prior to the Trigger Date (as appropriately adjusted for the events referred to in Subsection 5(3)(a) hereof), unless subsequent to such declaration and prior to the Trigger Date, the Corporation has publicly announced a change to, or elimination of, its ordinary quarterly cash dividend, in which case clause (y) above shall be the amount of such proposed ordinary quarterly cash dividend (or $0.00 if such dividend has been or is to be eliminated), divided by (ii) the Reset Price (provided, however, that if as of the Trigger Date there is more than one class of Common Stock, then the Reset Common Yield shall be calculated with respect to each then outstanding class of Common Stock, and the Reset Common Yield (as used herein) shall be the amount calculated with respect to the class of Common Stock resulting in the greatest Reset Common Yield).

“Reset Dividend Rate” means an amount per annum per share equal to the product of (i) the sum of (x) the Reset Common Yield (expressed as a percentage), plus (y) 7% and (ii) $1,000 (rounded to the nearest cent).

“Reset Price” means the higher of (i) the Closing Price of a share of Common Stock on the Trigger Date or (ii) the quotient (rounded up to the nearest cent) of the Share Trust Amount divided by the number, as of the Trigger Date, of the authorized but unissued shares of Common Stock that have not been reserved as of the Trigger Date by the Board of Directors for other purposes, subject to adjustment as provided in Subsection 5(3)(a) hereof.

“Retirement Date” means a statement specifying the date on which the retirement distribution shall be made to the Class A Member.

“Retirement Offer” means an offer by the Class B Member to purchase or to cause the purchase the Class A Member’s entire Class A Membership Interest, at certain times permitted by the Company LLC Agreement.

“Retirement Offer Notice” means a written notice to the Company, the Class A Member and the Indenture Trustee with respect to a Retirement Offer.[p. 49 of LLC]

“Retirement Option” means a Liquidation Retirement Option, an Extension Period Retirement Option or a Pre-Extension Period Retirement Option.

“Retirement Option Notice” means the written notice of Irrevocable Election the Class B Member makes to the Company, the Class A Member and the Indenture Trustee with respect to a Retirement Option.

“Return Rate” means (a) with respect to the portion, if any, of the Class A Membership Interest Component contributed by the Class A Member following a Note Trigger Event for the purpose of funding Mandatory Redemption of all of the Notes, 7.05% per annum and (b) with respect to any other portion of the Class A Membership Interest Component, 14.0% per annum.

“Rights” means rights or warrants distributed by the Corporation under a shareholder rights plan or agreement to all holders of Common Stock entitling the holders thereof to subscribe for or purchase shares of the Corporation’s capital stock (either initially or under certain circumstances), which rights or warrants, until the occurrence of a specified event or events (“Rights Events”), (i) are deemed to be transferred with such shares of Common Stock, (ii) are not exercisable and (iii) are also issued in respect of future issuances of Common Stock.

“Rights Events” shall have the meaning ascribed to such term in the definition of Rights.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor by merger, consolidation or otherwise to its business.

“Scheduled Maturity Date” means March 15, 2005.

“Securities Intermediary” means Bank One, National Association, in its capacity as securities intermediary under the Indenture or any successor thereto under the Indenture.

“Senior Securities” shall have the meaning specified in Section 7 hereof.

“Series A Preferred Stock” means the Series A Preferred Stock of the Corporation, the terms of which are determined under the Articles of Amendment.

“Share Trust” means Piedmont Share Trust, a special purpose statutory business trust organized under the law of the State of Delaware.

“Share Trust Agreement” means the Amended and Restated Trust Agreement of Piedmont Share Trust dated as of the Closing Date among the Share Trustee, the Company, Dominion and the Share Trust.

“Share Trust Amount” means, as of any date of determination, an amount equal to (a) the aggregate amount then necessary to discharge the Indenture minus (b) any funds or the proceeds of the sale of any investments then held in the Indenture Accounts and available to the Indenture Trustee for the payment of the Notes (but in an amount not in excess of the amount described in clause (a)) plus (c) the aggregate amount from the Disposition of assets of the Company or its Subsidiaries that are used to repay the Notes or, to the extent included in the amount referenced in clause (b) above, are then available to the Indenture Trustee for the payment of the Notes plus (d) the portion of the Class A Membership Interest Portion or proceeds of the investment thereof that has been used to repay the Notes or, to the extent included in the amount referenced in clause (b) above, is then available to the Indenture Trustee for the payment of the Notes.

“Share Trustee” means Wilmington Trust Company, a Delaware banking corporation, in its capacity as trustee under the Share Trust Agreement.

“Shares” means the Initial Shares and the Additional Shares, or the portion thereof that is then required to be issued or available for remarketing, as the context requires.

“Shelf Registration Statement” means one or more “shelf” Registration Statements of Dominion which registers the continuous offer and sale by the Share Trust and, to the extent required, Dominion of the Shares (and the underlying Common Stock, to the extent applicable) on an appropriate form under Rule 415 under the Securities Act or any similar or successor rule that may be adopted by the SEC, and all amendments and supplements to such registration statement(s), including post-effective amendments, in each case including the Prospectus contained therein (if any), all exhibits thereto and all information incorporated by reference therein.

“Stock Price/Credit Downgrade Trigger” means (a) a downgrading of Dominion senior unsecured and unenhanced debt to “Baa3” or below by Moody’s or “BBB-” or below by S&P and (b) for ten consecutive Trading Days, Dominion’s or any successor’s common stock closing price shall be below $45.97, after adjustment of such price to appropriately reflect splits, stock dividends and other events resulting in the adjustments made to the Optional Conversion Rate as set forth in Section 5 hereof.

“Subsidiary” means, as to any Person, any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the right or power to direct, in the case of any entity of which such Person or any of its Subsidiaries is a general partner, or both the beneficial ownership of and the right or power to direct, in any other case, such limited liability company, partnership or joint venture, or (c) the beneficial interest in such trust or estate, in each case is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries; provided, however, that no such corporation, partnership, joint venture or other entity shall (i) constitute a Subsidiary of Dominion, unless such entity is a Consolidated Subsidiary of Dominion, or (ii) constitute a Subsidiary of any other

Person unless such entity would appear as a consolidated Subsidiary of such Person on a consolidated balance sheet of such Person prepared in accordance with GAAP.

“Successful Repricing Date” means the Repricing Date on which the Pricing by the Remarketing Agents of the Shares at the Remarketed Price occurs.

“Threshold Appreciation Price” means the product of (i) the Reset Price as of the time in question and (ii) 1.10.

“Trading Day” means a day on which the Principal Market with respect to a security is regularly scheduled to be open for trading. For purposes of this definition, a day on which any such exchange is scheduled to close (as opposed to unexpectedly closing) prior to its regular closing time shall not constitute a Trading Day.

“Transaction” shall have the meaning specified in Subsection 5(5) hereof.

“Trigger Date” means the earlier to occur of (A) the Successful Repricing Date and (B) a Failed Remarketing; provided that if any such day is not a Trading Day, then the Trigger Date will be the next succeeding Trading Date.